Exhibit 3.1.2

                            ARTICLES OF AMENDMENT
                                      OF
                          ARTICLES OF INCORPORATION
                                      OF
                    ALLIANCE FARMS COOPERATIVE ASSOCIATION


          The undersigned, Alliance Farms Cooperative Association, a Colorado cooperative association (the "Association"), for the purpose of amending the Articles of Incorporation of the Association in accordance with Article 55 of Title 7 of the Colorado Revised Statutes, does hereby make and execute these Articles of Amendment of Articles of Incorporation and does hereby certify that:

     1.   The name of the Association is Alliance Farms Cooperative Association.

     2. The following three resolutions were unanimously approved by the Board of Directors of the Association and thereafter approved by the members of the Association in accordance with the provisions of Section 7-55-109 of the Colorado Revised Statutes and set forth the text of three amendments to the Articles of Incorporation of the Association:

          RESOLVED, that Article SIXTH of the Articles of Incorporation of the Association be, and it hereby is, amended by adding a new subparagraph (c) to said Article which shall be inserted immediately following the existing subparagraph (b) of said Article, such new subparagraph (c) to read in its entirety as follows:

               (c) No Dividends. No dividends shall be paid on the outstanding shares of capital stock of the Association.

          FURTHER RESOLVED, that subparagraph (c) of Article SEVENTH of the Articles of Incorporation of the Association be, and it hereby is, amended to read in its entirety as follows:

               (c) Qualifications. Only stockholders of the Association may be members of the Association, and each stockholder of the Association shall be (i) a member of the Association, and (ii) a producer of agricultural products, an association of such producers or a federation of such associations; provided that substantially all of the issued and outstanding shares of capital stock or memberships are owned, held and controlled, directly or indirectly, by producers of agricultural products.

          FURTHER RESOLVED, that Article FOURTEENTH of the Articles of Incorporation of the Association be, and it hereby is, amended to read in its entirety as follows:

               FOURTEENTH. Distribution of Earnings. The Association shall distribute, at least annually, all of the net margins of the Association as patronage dividends to the patrons of the Association on the basis of quantity or value of business done with or for such patron as provided in the Bylaws of the Association. Patronage dividends may be distributed in cash, stock or capital credits, or any combination thereof, as more fully described in the Bylaws of the Association. The Bylaws of the Association shall give a detailed statement of the methods to be followed in distributing earnings or savings. The quantity or value of business done by the Association with or for non-members shall not exceed the quantity or value of business done by the Association with or for members during any fiscal year of the Association.

     3. The date of the approval of each of the foregoing amendments by the members of the Association is December 5, 1995.

     4. No voting group of members were entitled to vote separately on either of the foregoing amendments.

          IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Association by its President, and attested to by its Secretary, on December 5, 1995.

                         ALLIANCE FARMS COOPERATIVE ASSOCIATION



                         By:
                              Wayne N. Snyder, President
ATTEST:



Doug Brown, Secretary



STATE OF MISSOURI   )
                    ) ss.
COUNTY OF JACKSON   )

          The foregoing instrument was acknowledged before me this 5th day of December, 1995, by Wayne N. Snyder, President of Alliance Farms Cooperative Association, a Colorado cooperative association, on behalf of the cooperative association.


                              Notary Public


My Commission expires:                  .